Exhibit 99.1

Michael A. Carpenter, CEO of Ally Financial Inc., Joins Autobytel's Board of Directors
IRVINE, Calif.  (September 13, 2012) - Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources to the automotive industry, today announced that Michael A. Carpenter has joined the company's board of directors.  He will also become a member of Autobytel's audit committee.

Carpenter, 65, is chief executive officer of Ally Financial Inc., one of the nation's leading automotive financial services companies, and also serves on Ally's board of directors.  Previously known as GMAC Financial Services, Ally's automotive services business offers a full suite of financing products and services.  Ally Bank, its direct banking subsidiary, offers an array of deposit products, and Ally's commercial finance unit provides financing to middle-market companies.

"We are honored to welcome Mike to the Autobytel board," said Michael J. Fuchs, Chairman of the Board of Directors.  "His broad business, operational and financial experience, most recently in the automotive sector, will serve us well as we continue to leverage strong demand from our manufacturer and retail customers and improving automotive industry conditions."

Prior to joining Ally, Carpenter was chairman and CEO of Citigroup Alternative Investments from 2002 to 2006, overseeing $60 billion of proprietary capital and customer funds globally.  He founded Southgate Alternative Investments in 2007.  Carpenter also was chairman and  CEO of Citigroup's Global Corporate & Investment Bank, with responsibility for Salomon Smith Barney Inc. and Citibank's global corporate banking activities.

Prior to Citigroup, he was chairman and CEO of Travelers Life & Annuity and vice chairman of Travelers Group Inc., responsible for strategy and business development.  From 1989 to 1994, Carpenter was chairman of the board, president and CEO of Kidder Peabody Group Inc., a wholly-owned subsidiary of General Electric Company.  From 1986 to 1989, he was executive vice president of GE Capital Corporation, and from 1983 to 1986, he was responsible for corporate business development and strategic planning as well as mergers and acquisitions for General Electric.  Carpenter has also held positions at the Boston Consulting Group and Imperial Chemical Industries as well as serving  on the boards of various private and public companies.

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Carpenter received a Bachelor of Science Degree from the University of Nottingham, England, and an M.B.A. from the Harvard Business School where he was a Baker Scholar.  He also holds an honorary Doctor of Laws Degree from the University of Nottingham.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.  Through its flagship website, its network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at http://investor.autobytel.com/alerts.cfm.

Contacts

Investor Relations:
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

CMC Group, Inc.
Bradley Orr
303-887-4932
borr@cmc-group.us

Autobytel Inc.
Curtis DeWalt
S.V.P., Chief Financial Officer
949-437-4694
curtisd@autobytel.com

Media Relations:
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

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